Agreement No.: Nancy Hanks 04/21/08

STANDARD AGREEMENT FOR PROFESSIONAL SERVICES

THIS IS AN AGREEMENT effective as of 04/01/08 between The Grant Hartford Corporation of Missoula, MT (CLIENT) and KIRK ENGINEERING & NATURAL RESOURCES, INC. 2110 EUCLID AVENUE, HELENA, MT 59601 (KirK) . CLIENT and KirK agree that KirK will perform the following services that are part of the CONTRACT identified above.

SCOPE OF SERVICES: Provide tailings pond design services, well drilling, pond geotechnical, water resources baseline services, reporting, and focused environmental engineering / permitting services required at the Nancy Hanks Mine in Garnet, Montana (Exhibit 1: Tasks 1 through 4). Tasks 5, 6, and 7 are optional and will only be pursued if requested by the CLIENT.

COMPENSATION by CLIENT to KirK: Exhibit 1 provides the estimated cost for Tasks 1 through 4. A monthly prepayment for KirK services and subcontractors will be invoiced to the CLIENT based on the costs in Exhibit 1 or as amended and approved by both the Client and KirK. Estimated costs in Exhibit 1 may need to be modified based on site conditions, agency requirements, etc. An initial retainer of $6,000 was retained on April 15, 2008. KirK will work against this retainer and provide monthly statements detailing these costs. Once the initial retainer is exhausted, a new retainer will be requested to cover project costs up to the total amount in Tasks 1 through 4, or as mutually modified and agreed upon by the CLIENT and KirK under a scope change. Drilling costs will be billed directly to the CLIENT for payment.

The following attachments are hereby made a part of this AGREEMENT:

1)  Exhibit 1. Cost Estimate, schedule, and detailed scope of work.

2)  Provisions

3)  February 8, 2008 letter proposal to The Grant Hartford Corporation

Services covered by this AGREEMENT will be preformed in accordance with the attached PROVISIONS and any Exhibits, Attachments, and/or Schedules. This AGREEMENT supersedes all prior agreements and understandings and may only be changed by written amendment executed by both parties.

In witness whereof, persons authorized to commit resources of the company have executed this AGREEMENT.

Accepted for CLIENT	Accepted for KirK Engineering & Natural Resources, Inc.
By _________________________	By /s/
Title _______________________	Title President
Date ________________________	Date 04/21/08